Exhibit 10

[***] PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO ITEM 601(B)(2) OF REGULATIONS S-K AS (I) NOT MATERIAL AND (II) LIKELY TO CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED. THE COMPANY HEREBY UNDERTAKES TO FURNISH UNREDACTED COPIES OF THIS EXHIBIT UPON REQUEST BY THE SECURITIES AND EXCHANGE COMMISSION; PROVIDED, HOWEVER, THAT THE COMPANY MAY REQUEST CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 OF THE EXCHANGE ACT FOR SUCH UNREDACTED COPIES OF THIS EXHIBIT.

Technology Licence Agreement
Exclusive/Sole ☐ - Non-Exclusive ☒
Business Confidential – Protected B

THIS TECHNOLOGY LICENCE AGREEMENT (“Agreement”) is made

BETWEEN:	NATIONAL RESEARCH COUNCIL OF CANADA	(called “NRC’’)

a “Departmental Corporation” forming part of the Government of Canada,

which corporation was created by Act of Parliament, R.S.C. 1985, c. N-15,

whose head office address is:

1200 Montreal Road, Ottawa, Ontario K1A 0R6, Canada

Human Health Therapeutics (HHT) office located at:	Scientific Contact: Yves Durocher
6100 Royalmount Avenue	E-mail: Yves.Durocher@nrc-cnrc.gc.ca
Montreal, Quebec, H4P 2R2 Canada	Business Contact: Alexandre Serrano
E-mail: alexandre.serrano@cnrc-nrc.gc.ca

AND:	ORAGENICS, INC.	(called “Licensee”)

a corporation under the laws of

the State of Florida

whose address is:	Scientific Contact: Martin Handfield

4902 Eisenhower Boulevard – Suite 125	Email: mhandfield@oragenics.com
Tampa, Florida 33634, U.S.A.	Business Contact: Michael Sullivan
Email: msullivan@oragenics.com

(NRC and Licensee may be referred to individually as a “Party” and collectively as the “Parties”)

WHEREAS the NRC owns or controls certain technology as defined herein; and

WHEREAS the Licensee and its team are recognized for their experience in the development of innovative biopharmaceuticals; and

WHEREAS the NRC has signed a material transfer agreement with the Service Provider (as defined herein) for the tech transfer of the NRC Technology (as defined herein) to accelerate access to clinical material; and

WHEREAS the Licensee holds a license from the National Institute of Health for complementary technology that if combined with the NRC Technology will enable the Licensee to develop and commercialize vaccines targeting SARS-CoV2 and variants of concern;

WHEREAS the NRC and the Licensee desire to enter into a licence agreement that will permit the NRC Technology to be used for internal R&D and commercial purposes by the Licensee. IN CONSIDERATION of the following terms, conditions, promises, and payments, the Parties agree as follows:

1.	DEFINITIONS IN THIS AGREEMENT

For all purposes of this Agreement the following terms, in singular or plural form as appropriate to the context, are defined as follows:

1.1	“Affiliate” shall mean any person or entity which, now or hereafter, directly or indirectly, controls, is controlled by, or is under common control with the Licensee; and for such purpose the term “control” shall mean the legal power to direct or cause the direction of the general management or business affairs of the Licensee whether through the ownership of more than fifty percent (50%) of the voting interest, by contract or otherwise. For clarity, Licensee’s Affiliates are limited only to the list of organisations specified in Annex C provided that they meet the criteria of Affiliates mentioned herein above or any additions or modifications to the list approved in writing by the NRC.

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1.2	“Agreement” means this Technology License Agreement and all appendices and schedules thereto.

1.3	“Arm’s Length” has the meaning as used for purposes of the Income Tax Act of Canada.

1.4	“Contractors” means contract manufacturing organizations (“CMOs”), contract research organisation (“CROs”) to be used by the Licensee to perform research and/or manufacturing services on behalf of the Licensee. For clarity, the Contractors shall be limited only to facilities located in Canada and/or Contractors listed in Annex B of this Agreement unless otherwise agreed upon in writing by the NRC, provided that such approval shall not be unreasonably withheld. The Licensee shall consider first engaging Contractor facilities located in Canada before engaging with Contractor facilities not located in Canada and the Licensee shall provide the NRC with sufficient justification in writing for engaging Contractor facilities not located in Canada. Sufficient justification means that Contractor facilities located in Canada do not exist with the required technical capability, resourcing, facilities, infrastructure, and competitive pricing to meet Licensee’s production needs, business needs, and timelines to make Drug Substance or Product without any undue delay .The Licensee shall enter into agreements with each Contractor including terms not less strict than the terms of this Agreement. In case of any breach by a Contractor, the Licensee shall notify the NRC with full details related to this breach within a maximum of 3 business days from the date the Licensee becomes aware of this breach. The Licensee shall act in good faith and shall exert all reasonable efforts to cure the breach after consulting the NRC.

1.5	“Consultant” means a third party expert assigned by the Licensee providing technical, business or legal advice and consultancy to the Licensee as per a contractual obligation with the Licensee.

1.6	“Principal Investigator” means a third party investigator assigned by the Licensee to lead clinical trials or other testing related to the Product as per a contractual obligation with the Licensee.

1.7	“Develop” means non-clinical drug development activities pertaining to a pharmaceutical product, including toxicology, pharmacology, test method development and stability testing, process and manufacturing development, formulation development, delivery system development, quality assurance and quality control development, and statistical analysis.

1.8	“Due Diligence” means the review process and business checks conducted by the NRC to ensure that no technology misuse, credit or business concerns exist in respect to any potential sub-licensee that could negatively impact the NRC’s Technology.

1.9	“Effective Date” means the date the last Party has signed this Agreement.

1.10	“First Commercial Sale” means, with respect to a Product in a country in the Territory, the first arms-length commercial sale of such Product by the Licensee or a sub-licensee to a third party in such country after Regulatory Approval in such country. Sales for clinical study purposes, early access or compassionate use programs will not constitute a First Commercial Sale. In addition, sales of a Product by Licensee to its Affiliates and sub-licensees will not constitute a First Commercial Sale.

1.11	“Government Purposes” means research and development within the NRC by the NRC alone or in collaboration with a third party and the provision of services to the NRC’s customers and manufacturing a Product or causing it to be manufactured for use by the NRC or in projects in which the NRC participates. The NRC retains rights for manufacturing the Drug Substance and the Product in government facilities or through third party contractors solely for Sale or distribution within Canada.

Technology Licence Agreement
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1.12	“Know-How” means any unpublished technical information, materials, and expertise, if any, owned by NRC that is necessary or useful to the practice of the Patents.

1.13	“NRC Technology” means the NRC inventions (not necessarily patentable), Patents, trade secrets, Know-How, copyright, biological material, designs, and/or technical information created by or on behalf of the NRC relating to the Stable Cells, and if available, NRC’s protocols, processes or methods for the production of Drug Substance.

1.14	“CHO 2353 TM Cell Line” [***]

1.15	“Stable Cells” [***]

1.16	“Additional Stable Cells” [***]

1.17	“License Confirmation” means the written confirmation by the NRC authorizing the Service Provider to generate and transfer the Stable Cells to the Licensee.

1.18	“Service Provider” means Biodextris Inc., located at 525 Cartier West Boulevard, Laval, Québec, H7V 3S8, Canada, or any other organisation listed or to be listed in Annex Bapproved in writing by the NRC to generate Stable Cells on behalf of the NRC. Subject to the satisfaction of the NRC, for any additional Service Provider other than the Service Provider listed in Annex B, the Licensee shall provide to the NRC with a written request to engage additional Service Provider with sufficient justification for proposing the potential Service Provider (“Service Provider Request”). The NRC shall provide the Licensee with its written decision within thirty (30) days from the date of receipt of the Service Provider Request which will not be unreasonably withheld.

1.19	“Service Agreement” means the agreement signed or to be signed by and between the Licensee and the Service Provider to manage the production and transfer of the Stable Cells to the Licensee or Contractor, subject to providing the Service Provider with the License Confirmation.

1.20	“Other Revenue” means all payments, and the value of other consideration, which the Licensee is to receive in relation to sub-licenses, other than royalties from Sales of Product or Services by the sub-licensee. This includes, without limitation, initial fees, milestone payments, bonuses, periodic fees, fees for consulting, fees for upgrades, dividends, and the value of goods, services, equity and options to acquire equity.

1.21	“Patents” means the following patents and patent applications, plus any divisions, continuations, continuations-in-part, re-issues, re-examinations, supplemental protection certificates and extensions of any of the foregoing, plus any other NRC patents and patent applications in countries within the Territory, covering the NRC Technology or claiming priority of patenting rights from any other patent application within the Patents:

	NRC Ref.	Country	Appln no.	Patent no.	Status
2001-113 (11225)	2001-113-02	Belgium	2727088.3	1385946	Issued
A Cumate-	2001-113-03	Canada	2,446,110	2,446,110	Issued
Inducible System	2001-113-04	Switzerland	2727088.3	1385946	Issued
for Regulated	2001-113-05	Germany	2727088.3	1385946	Issued
Expression in	2001-113-07	France	2727088.3	1385946	Issued
Mammalian Cells	2001-113-08	United Kingdom	2727088.3	1385946	Issued
	2001-113-09	Ireland	2727088.3	1385946	Issued
	2001-113-10	Italy	2727088.3	1385946	Issued
	2001-113-12	United States	12/769,048	8,163,894	Issued
	2001-113-13	United States	10/135,362	7,745,592	Issued

Technology Licence Agreement
Exclusive/Sole ☐ - Non-Exclusive ☒
Business Confidential – Protected B

2005-066 (11648)	2005-066-02	Canada	2,580,515	2,580,515	Issued
Development of a	2005-066-05	Singapore	200701811-2	130667	Issued
Reverse Cumate	2005-066-06	United States	13/070,975	8,252,556	Issued
Transactivator	2005-066-07	United States	11/575,621	8,728,759	Issued
(rcTA):	2005-066-08	United States	12/331,786	7,935,788	Issued
Application for	2005-066-09	France	5791567	1 797 186	Issued
Protein Production	2005-066-10	United Kingdom	5791567	1 797 186	Issued
in CHO Cells	2005-066-11	Netherlands	5791567	1 797 186	Issued
	2005-066-12	Switzerland	5791567	1 797 186	Issued
	2005-066-13	Germany	60 2005 049 431.6	1 797 186	Issued
	2005-066-14	Ireland	5791567	1 797 186	Issued
	2005-066-15	Belgium	5791567	1 797 186	Issued
	2005-066-16	Italy	502016000087019	1 797 186	Issued
2010-139 (12273)	2010-139-02	South Korea	10-2013-7029053	10-1993938	Issued
Genomic sequence	2010-139-03	Canada	2,832,922	2,832,922	Issued
for enhanced	2010-139-04	China	2012800291909	2012800291909	Issued
expression level	2010-139-07	Singapore	201307624-5	194473	Issued
and stability	2010-139-08	United States	14/110,944	9,085,627	Issued
(SMAR System)	2010-139-09	Switzerland	12771313.9	2697375	Issued
	2010-139-10	Germany	12771313.9	2697375	Issued
	2010-139-11	Denmark	12771313.9	2697375	Issued
	2010-139-12	France	12771313.9	2697375	Issued
	2010-139-13	United Kingdom	12771313.9	2697375	Issued
	2010-139-14	Ireland	12771313.9	2697375	Issued
	2010-139-15	Belgium	12771313.9	2697375	Issued
	2010-139-16	Netherlands	12771313.9	2697375	Issued
	2010-139-17	Sweden	12771313.9	2697375	Issued
2018-077 Epstein Barr Virus Origin of Replication to Increase Protein Productivity from CHO Cells	[***]	PCT	[***]		Pending
2014-095 (112671) CHO-BRI Cell Line for Biologics Production	No protection. Secret

Technology Licence Agreement
Exclusive/Sole ☐ - Non-Exclusive ☒
Business Confidential – Protected B

2021-008-01 Use of Human Resistin as a Trimerization Partner for Expression of Trimeric Proteins	[***]	United States	[***]	Provisional

[***]

1.22	“NRC Intellectual Property Rights” means Patents, copyright and other exclusionary rights as it relates specifically to the NRC Technology, and rights in respect of confidential information included in the NRC Technology.

1.23	“Product” means a final formulation of Drug Substance(s) and any other components, regardless of presentation, developed and manufactured by or on behalf of the Licensee. For clarity, all presentations containing identical Drug Substance(s) would be considered the same Product.

1.24	“Drug Substance” means only SARS CoV-2 spike protein manufactured by a Stable Cell

1.25	“Regulatory Approval” means :

(a)	clinical studies for obtaining regulatory approval of the Product in a certain jurisdiction (including pre-and post-approval studies), regulatory affairs, pharmacovigilance, clinical study regulatory activities (including regulatory activities directed to obtaining pricing and reimbursement approvals); and
(b)	all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, and authorizations of any federal, national, multinational, state, provincial or local regulatory authority, department, bureau and other governmental entity that are necessary and sufficient for the marketing and sale of a product in a country or group of countries.

1.26	“Reporting Date” is the date in every year up to which royalties since the last Reporting Date are calculated as follows: the anniversary of the Effective Date and each year thereafter.

1.27	“Service” means any service to third parties that is provided by using any part of the NRC Technology (including all modifications made by the Licensee or the NRC), or by using a Product, or that relates to a Product, including (without limiting the generality of the foregoing) customization, maintenance, installation, training, consulting, testing, operating, dissemination of advertising or publicity, production, packaging and distribution.

1.28	“Sale” means any disposition of a Product, including renting, leasing, licensing, lending and bartering of a Product. It also means any instance of providing Service. It is considered to occur when a Product or Service is delivered or an invoice is issued, whichever occurs first. A Sale exists irrespective of the collection of any debt (regardless of any accounting principle), but not if money received is refunded. “Sales”, “Sell” and “Sold” have corresponding meanings.

1.29	“Sales Revenue” means the gross price billed by the Licensee or sub-licensee on account of every Sale of a Product or Service less the following deductions:

(a)	rebates granted and taken, except rebates granted wholly or partially in consideration of a third party’s agreement to purchase anything that is not a Product or Service as defined in this Agreement;
(b)	trade, promotional, or bulk-purchase discounts, not exceeding amounts that are customary in the trade;
(c)	amounts repaid or credited by reason of rejections or returns of Products;
(d)	custom duties, excise taxes, sales taxes, value-added taxes, if separately stated and charged on an invoice; and
(e)	actual shipping and insurance costs in transporting Products to third parties if separately stated and charged on an invoice.

Technology Licence Agreement
Exclusive/Sole ☐ - Non-Exclusive ☒
Business Confidential – Protected B

If Products or Services are bartered or gifted, or are disposed of through a transaction that is not at Arm’s Length, the Sales Revenue shall be calculated as above, using the average of the gross price billed by the Licensee in recent Sales of equivalent Products or Services, and if there are no such Sales, then it shall be deemed to be the fair market value.

If a Product is incorporated as part of another article, the Licensee shall price the product separately on an invoice. When a distinct price for a Product is not invoiced, or when the price stated is not a reasonable price, the Sales Revenue shall be calculated as above, using the average of gross price billed by the Licensee in recent Sales of equivalent Products, and if there are no such Sales, then the Sales Revenue for the Product shall be deemed to be the gross price billed for the Sale of the article multiplied by the ratio of the manufacturing cost of the Product to the manufacturing cost of the article. The Licensee shall be responsible for providing satisfactory evidence of manufacturing costs. This paragraph does not apply to Services.

1.30	“Territory” means Canada, Australia, UK, USA and European Union.

1.31	[***]

1.32	“Canadian Registration” means the obligation on the Licensee to file for Regulatory Approval of the Product in Canada simultaneous or before filing for Regulatory Approval in any other country.

1.33	[***]

1.34	“Canadian Vaccine Supply” means the Canadian government commercial supply needs of Drug Substance and/or Product, as confirmed in writing by the relevant federal or provincial Canadian governments, within the Field of Use.

1.35	“Field of Use” means the definition stated in Section 2.2 of this Agreement.

2.	LICENCE

2.1	Grant: The NRC grants to the Licensee a worldwide non-exclusive license of the NRC’s Technology within the Field of Use subject to the following:

(a)	to use the Stable Cells to make, research, or Develop Drug Substance within the Territory; and
(b)	to file Regulatory Approval, export and Sell Product worldwide, subject to the satisfaction of the Canadian Registration requirements, [***]; and
(c)	to engage Contractors within the Territory to use the Stable Cells to reproduce or make Drug Substance or Product on behalf of the Licensee to be used or Sold only by the Licensee. The Licensee may request in writing to engage contractors other than the Contractors listed in Annex B (the “Contractor Request”) subject to the terms stated herein. The NRC shall, within thirty (30) days from the date of receipt of the Contractor Request, provide the Licensee with its written decision, which will not be unreasonably withheld. The Licensee agrees to consider the NRC’s biomanufacturing capabilities for the production of the Drug Substance and/or the Product subject to the then agreed upon terms and conditions. For clarity, the Licensee shall always be liable for any breach by a Contractor as if it was a breach by the Licensee except for the case where the NRC is acting as a Contractor for the Licensee as per stated in Section 2.1(c) and (d) of this Agreement.

Technology Licence Agreement
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(d)	upon receiving the written confirmation of the Canadian Vaccine Supply from the Canadian federal and/or provincial governments:

(i)	Production in a Canadian facility:

In the event the Licensee decides to manufacture the Drug Substance and/or Product in a facility located in Canada, the Licensee shall provide a written notice to the NRC containing all information related to the production of the Drug Substance and/or Product to ensure the Licensee’s compliance [***].

[***]

Exclusions: This license grant does not allow Licensee to genetically modify the NRC Technology for any reason whatsoever, or to use and exploit commercially such modified NRC Technology. This license grant does not include any right of Licensee to offer to sell or sell any of the NRC Technology in the form that it was delivered to Licensee by the NRC.

2.2	Field of Use: The Licensee shall not deal in any manner with the NRC Technology except as authorized under this Agreement for applications within the Territory and within the authorized field of use, which is: protein subunit vaccines against diseases caused by SARS CoV-2 and variants for sales worldwide.

2.3	Exclusivity: The rights granted to the Licensee by way of the licence under Section 2.1 of this Agreement are non-exclusive.

2.4.	Sub-licensing: The Licensee may request in writing to sub-license the rights granted by this Agreement to a third party subject to the terms stated herein and obtaining the prior written consent of the NRC (the “Sublicense Request”), provided that such approval shall not be unreasonably withheld. The NRC, upon completion of a satisfactory Due Diligence on the sub-licensee, shall provide the Licensee with the NRC’s written decision within thirty (30) days from the date of receipt of the Sublicense Request. Any sub-license approved by the NRC shall be subject to the fees payment stated in Section 3.5 of this Agreement. The Licensee may sub-license the rights granted by this Agreement to a third party who has entered into an agreement with Licensee to commercialize a Product, provided that:

(a)	a copy of the sub-licence shall be submitted to the NRC as soon as it comes into effect;

(b)	each such sub-licence shall end upon termination of this Agreement;

(c)	each such sub-licence shall not permit further sub-licensing by the sub-licensee;

(d)	each such sub-licence shall include terms at least as restrictive as those found in this Agreement including all applicable paragraphs in this Agreement, including, but not limited to, all the terms and conditions in Section 3 of this Agreement; and

(e)	the Licensee hereby agrees that the NRC is entitled to treat any breach by a sub-licensee of its obligations under the sub-licence as a breach of this Agreement by the Licensee, and

(f)	Licensee is responsible for collecting from any sub-licensee any fees and royalties payable under Section 3 of this Agreement and submitting them to the NRC. All other revenue collected by Licensee from sub-licensee is subject to payments as Other Revenue owed to NRC under Section 3.

Exclusions: Licensee does not have the right to sub-license to any third party the use of the Stable Cells, NRC Technology, the CHO 2353 TM Cell Line, or any of its components for expressing products other than the Product referred to in the sub-license to that third party.

Technology Licence Agreement
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2.5	Canadian Content: The Licensee shall make diligent efforts to produce Products in Canada, to maximize the use of Canadian-made materials in Products to the extent they are reasonably available, to conduct clinical trials for the Product in Canada and to obtain Regulatory Approval of the Product in Canada. Canadian-based sub-licensees shall be subject to the same requirements. Foreign-based sub-licensees are not so restricted.

2.6	Delivery:

2.6.1	Within thirty (30) days from receipt of the License Fee, the NRC shall give the Licensee:

(a)	The License Confirmation for the Stable Cells listed in Annex A;

(b)	a copy of NRC’s relevant Patents, including the latest draft of any applications that have not matured into patents;

(c)	a copy of documentation that is reasonably necessary for an understanding of the NRC Technology, to the extent that it exists, for clarity this shall include supportive documentation related to the CHO2353 TM Cell Line only to the extent needed for the purpose of obtaining Regulatory Approval of a Product; and

(d)	unless previously delivered, the NRC shall provide the current or future approved Service Provider with the protocols, documents and materials needed for the generation of Stable Cells listed in Annex A. For clarity, these materials shall only be provided to the Service Provider.

2.6.2	For any Additional Stable Cells to be listed to Annex A of this Agreement,

(a)	the Licensee shall send a written request to the NRC to list Additional Stable Cells in Annex A of this Agreement.

(b)	Upon the NRC’s written approval, the Licensee shall provide the NRC with the payment stated in Section 3.2 (a) of this Agreement.

(c)	The NRC will provide the Licensee with the License Confirmation for the Additional Stable Cells within thirty (30) days from the receipt of the fees stated in Section 3.2 (a) of this Agreement.

(d)	The NRC will provide the current or future approved Service Provider with the needed protocols, documents and materials for the generation of the Additional Stable Cells.

The Licensee shall be conclusively deemed to have received all necessary delivery under this paragraph if the Licensee has not notified the NRC, within sixty (60) days from the shipment date stated in the shipping invoice, that delivery is lacking.

3.	FEES AND ROYALTIES

3.1	Licence Fee: As consideration for the grant of the licence, within thirty (30) days of receiving a fully signed original of this Agreement the Licensee shall pay the NRC the sum of forty thousand US dollars (USD $40,000) for a three (3) year licence. Yearly renewal fee payable on the third anniversary of the Effective Date and annually thereafter: fifteen US dollars (USD $15,000) per year until First Regulatory Approval.

3.2	Milestone Payments: The following amounts shall be paid to the NRC within thirty (30) days after the occurrence of each milestone:

(a)	[***] payment for each Stable Cell listed in Annex A of this Agreement and for each Additional Stable Cell that may be listed in Annex A as per stated in Section 2.6.2 of this Agreement; and

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(b)	Milestones Payments per Product:

Product achievement of milestones
3.3 Milestone (Each milestone shall be payable once per Product)		First achievement of a milestone by a Product (USD$)	Second achievement of a milestone by a Product (USD$)	Third achievement of a milestone by a Product (USD$)	Subsequent achievements of a milestone by a Product (USD$)
1-	Submission of INDs	[***]	[***]	[***]	[***]
2-	Dosing the first patient in a phase 1/2 clinical trial	[***]	[***]	[***]	[***]
3-	Dosing the first patient in a phase 3 clinical trial	[***]	[***]	[***]	[***]
4-	First Regulatory Approval	[***]	[***]	[***]	[***]

3.4	Milestone Payment Reductions: The Licensee’s Milestone Payments due to the NRC shall be reduced in the following situations:

(a)	Milestone Payments will be reduced by [***] for milestones achieved with Drug Substance that Licensee or its Contractors manufactures in Canada; or

(b)	Milestone Payments will be reduced by [***] for milestones achieved with Product that Licensee or its Contractors manufactures in Canada.

For clarity, nothing in this section could be interpreted as granting the Licensee a reduction combining the reductions stated in (a) and (b) of this Section 3.3.

3.5	Licensee’s Royalty: The Licensee shall pay to the NRC [***] of Sales Revenue as royalties for all Sales of Products from the Reporting Date following the First Commercial Sale and on each Reporting Date thereafter.

3.6	Royalty Reductions: The Licensee’s Royalty due to the NRC shall be reduced in the following situations:

(a)	Canadian Government supply: Subject to providing any Canadian Federal or Provincial governmental bodies or non-profit organizations the Product at a reduced price accepted by the respective authority, the Royalty Rate on such Sales of Final Products will be waived.

(b)	Humanitarian use: Subject to providing sufficient evidence to the NRC that the Licensee provided the humanitarian organization Final Products without any profit margin, the Royalty Rate on such Sales of Final Products will be reduced by 100%.

3.7	Sublicense Fee: The Licensee shall pay to the NRC a Sublicense fee of USD [***] upon signature of each Sublicense.

3.8	Payment Due Dates: Payments due under Section 3 of this Agreement are due sixty (60) days after the Reporting Date. NRC does not need to invoice these amounts for these amounts to be due, but NRC will issue receipts. Payments must be accompanied by a Statement whose content is specified in Section 3.12.

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3.9	Tax: The Goods and Service Tax, or Harmonized Sales Tax, or Quebec Sales Tax, is applicable to all payments required by this Agreement, depending on the residence of the Licensee or sub-licensee, while none of those taxes normally applies to foreign-based payers. It is the responsibility of the payer, whether Licensee or sub-licensee, to determine tax status and to pay to the NRC the applicable tax in addition to the payments required by this Agreement. The NRC’s GST and HST registration number is [***]. The NRC’s QST registration number is [***].

3.10	Withholding Tax: In the event that all or part of the payments payable by Licensee to the NRC are subject to a withholding tax in the country of sale, the Licensee shall increase the amount of such payments so that the net payments to the NRC correspond with amounts set out in this Agreement.

3.11	Interest and Administrative Charges: Interest is payable on all overdue amounts. Interest on overdue amounts is calculated and compounded monthly at the average bank rate plus 3% and accrues during the period beginning on the due date and ending on the day before the day on which payment is received by the NRC. For purposes of this paragraph “bank rate” means the rate of interest established periodically by the Bank of Canada as the minimum rate at which the Bank of Canada makes short term advances to members of the Canadian Payments Association, and “average bank rate” means the weighted arithmetic average of the bank rates that are established during the month before the month in respect of which interest is being calculated. Where an instrument tendered in payment or settlement of an amount due to the NRC is, for any reason, dishonoured, an administrative charge of $25 is payable to the NRC and is due as invoiced.

3.12	Delinquent Accounts: The NRC may use a collection agency to collect any debt arising under this Agreement, and the NRC may obtain a set-off of the debt against any other money payable by the Government of Canada to the Licensee. The costs and fees of collection agencies shall be added to the debt payable to the NRC.

3.13	Statements: The Licensee must deliver royalty statements to the NRC within sixty (60) days after each Reporting Date, even if no Products or Services were Sold. The NRC may provide a form for royalty statements, which the Licensees must use. Royalty statements must be certified accurate and correct by the Chief Financial Officer or some other senior officer of the Licensee, and must include the following information for the period up to the Reporting Date or since the last Reporting Date:

(a)	the quantity of Products made by or for the Licensee;
(b)	the quantity, and the Sales Revenue, for Products Sold at Arm’s Length;
(c)	the quantity of Products disposed of at other than Arm’s Length or by barter, the persons to whom disposed, and the basis for the royalties;
(d)	Sales Revenue from Services Sold;
(e)	the nature of Other Revenue received and its value;
(f)	a calculation of the royalties due to the NRC;
(g)	projection of Sales of Products and Services for the periods to be covered in the next two royalty statements; and
(h)	where applicable, identical information as in (a) to (g) from the sub-licensees certified as accurate and correct by the Chief Financial Officer or some other senior officer of the sub-licensee.

3.14	Remittances: Royalty statements must be accompanied by a remittance of the royalties due, in Canadian or U.S. funds payable at par at Ottawa, Ontario, Canada. Remittances can be made either by a bank transfer to an account which the NRC will designate if asked, or by a cheque payable to: “Receiver General – National Research Council”, indicating on the cheque the reference number (if any) appearing on the first page of this Agreement. Cheques must be addressed to:

Accounts Receivable, at the head office address stated above on page 1.

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A copy of the royalty statement must also be sent to:

(a)	Intellectual Property Services, at the head-office address stated on page 1; and

(b)	The Human Health Therapeutics Research Centre Business Office, at the head office stated on page 1.

3.15	Currency Translation: Sales Revenue and Other Revenue, and any fixed payment to the NRC required by this Agreement, when required to be converted to Canadian dollars, shall be converted using the Bank of Canada monthly exchange rate for the last month of the reporting period. This currency information is available at the Bank of Canada website: http://bank-banque-canada.ca/english/xrate.htm. If payments to the NRC are required to be made in U.S. dollars, the conversion shall be the rate of exchange in a major financial market, as published (errors excluded) in a widely distributed Canadian or U.S. newspaper on the last date of the reporting period, or within the seven preceding days. The basis of all conversions shall be stated in the royalty statement submitted to the NRC, accompanied by a printed copy of the published basis of that conversion.

3.16	Records: The Licensee shall, and shall require sub-licensees to:

(a)	keep accurate, detailed and complete records in accordance with generally accepted accounting principles, at its expense, which shall be retained and available at its principal place of business in respect of Products and Services, and the basis of any Other Revenue which may require a payment to the NRC;
(b)	provide the NRC, upon request and without charge, with annual financial statements (prepared by an external auditor, if available); and
(c)	keep all the records intact for a period of not less than three (3) years.

3.17	NRC’s Audits: The Licensee shall make all relevant records relating to payments required under this Agreement available at its premises during normal business hours, upon reasonable notice, and permit the NRC and its authorized representatives to audit, inspect, and copy the records. In such circumstances, the Licensee shall afford all facilities and collaboration to the NRC and its authorized representatives, and furnish all information necessary to the understanding of the records. If the NRC’s audit reveals that payments made by the Licensee are less than nine-tenths (90%) of the amount that should have been paid, the Licensee shall reimburse the NRC’s cost of the audit which becomes a debt due immediately to the NRC, along with the shortfall in royalties and Other Revenue with interest from the date on which the payments should have been made. If the Licensee presents obstacles to the audit, such that a Chartered Accountant makes an affidavit that the audit is impossible or impractical, the Licensee shall be deemed by this clause to have agreed that the NRC may estimate a fair value of the royalties and share of Other Revenue payable, based on the best information available, and the Licensee shall pay that amount to the NRC immediately together with interest from the date on which the payments should have been made, and shall reimburse the NRC’s costs of the attempted audit.

3.18	Licensee’s Audits: The Licensee shall give reasonable advance notice to the NRC of the scheduling of the Licensee’s audits. At its option, the NRC shall be entitled to an audit of all relevant records relating to payments required under this Agreement, including all information necessary to the understanding of such records, as part of the Licensee’s audit, at no cost to the NRC. When the NRC gives reasonable advance notice of requiring that audit, the Licensee will provide the NRC with an audited statement prepared by an external auditor that will verify such records in any year for which an audit has not been completed at the time the NRC gives notice. If the audit reveals a shortfall in what was paid to the NRC, the Licensee shall pay the shortfall amount to the NRC within sixty (60) days, with interest from the date on which the payments should have been made. If the audit reveals that payments made by the Licensee are not less than nine-tenths (90%) of the amount that should have been paid, the NRC shall reimburse the Licensee for any incremental costs of the additional part of the audit.

3.19	Continuing Rights: The rights granted in the preceding three (3) paragraphs shall survive the termination of this Agreement for a period of three (3) years.

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3.20	Allocation of Technology: If requested, the Licensee shall cooperate with the NRC in providing information about a reasonable allocation of the Licensee’s Sales Revenue and Other Revenue, and therefore of royalties, amongst the various elements of the Products or Services.

3.21	Common Interest Privilege: Attorney-Client Privilege. Subject to Section 6, neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney- client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its confidential information (including confidential information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties:

(a)	share a common legal and commercial interest in such disclosure that is subject to such privileges and protections;
(b)	may become joint defendants in proceedings to which the information covered by such protections and privileges relates;
(c)	intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s confidential information covered by such protections and privileges relates; and
(d)	intend that after the Effective Date both the receiving Party and the disclosing Party will have the right to assert such protections and privileges.

4.	INTELLECTUAL PROPERTY

4.1	Patenting Responsibility: The NRC shall bear the responsibility and pay the costs to obtain and maintain Patents in the U.S., Canada, and EU (validation within individual European countries determined post-acceptance/allowance by the European Patent Office). The NRC shall use reasonable efforts to obtain and maintain those Patents. Additional national phase entry of provisional applications in other countries may be requested by the Licensee and shall be filed and maintained by the NRC provided the Parties negotiate in good faith the payment terms related to sharing expenses to any additional countries including, without limitation, the cost of obtaining and maintaining patent and the NRC’s internal costs.

4.2	Patenting Marking: If the Licensee markets Products in the U.S. and a U.S. Patent applies, the Licensee shall, and shall require sub-licensees to, mark all Products with the Patent numbers so as to obtain the full benefit of U.S. law.

5.	TECHNICAL ASSISTANCE

5.1	Assistance Available: The NRC shall supply the Licensee with technical assistance relating to the NRC Technology for up to one hundred and twenty (120) hours of time to be utilized within the first six (6) months of this Agreement. Incremental costs (such as overtime, travel, equipment fees), or any further time required, will be charged to the Licensee at standard NRC charge rates.

5.2	Licensee’s Improvements or Additions: In the event that the Licensee produces additions or changes to the NRC Technology, which by their nature could not be used without some use of the NRC Technology, the Licensee shall provide the NRC, within ninety (90) days from the time of additions or changes have been made, with all available technical information concerning them, including source code if software is involved, and shall be deemed to license the NRC to use them for Government Purposes at no cost to the NRC.

5.3	Grant Back: The Licensee hereby grants to the NRC, and shall execute any documents reasonably required by the NRC as additional evidence of this, a non-exclusive, unconditional, irrevocable, perpetual, royalty-free licence, including the right to sub-license, to make, use or sell articles incorporating any additions and changes made by the Licensee which were required by the preceding paragraph to be reported to the NRC, whether patentable or unpatentable, without any obligation to account to the Licensee. The NRC retains rights for manufacturing the Drug Substance and the Product for Government Purposes only.

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6.	CONFIDENTIALITY

What is Confidential: The NRC Technology is confidential to the NRC except for published elements and elements which the NRC states in writing to be not confidential. In addition any documents of either Party marked “Confidential”, “Protected”, “Proprietary”, or similar words, are confidential to that Party.

6.1	Licensee’s Obligations of Confidentiality: Except to the extent expressly authorized in this Agreement, the Licensee shall protect the NRC Technology with the same degree of care as it uses to protect its own confidential information, but not less than a reasonable degree of care. The NRC Technology shall not be disclosed by the Licensee except:

(a)	as required for a Contractor, Service Provider or a sub-licence to a third party including a prospective sub-licensee bound by a confidentiality obligation not less strict than the terms of confidentiality stated in this Agreement;
(b)	if the NRC Technology has entered the public domain without breach of this Agreement;
(c)	as required to be disclosed by law provided that the Licensee first provides the NRC with notice of such requirements and of its intent to disclose the information;
(d)	as otherwise agreed to by Parties.

This clause shall survive the expiration or termination of this Agreement.

6.2	NRC’s Obligations of Confidentiality: Unless otherwise stipulated in a separate agreement, the NRC shall, for a period of five (5) years after termination of this Agreement, maintain in confidence and protect the Licensee’s confidential information with the same degree of care as it uses to protect its own confidential information, but not less than a reasonable degree of care, provided that these obligations do not apply to information that is:

(a)	independently developed by the NRC without reference to or use of the Licensee’s confidential information;
(b)	received from a third party without breach of any obligation of confidentiality;
(c)	in the public domain at the time of its disclosure or that later becomes publicly available without breach of this Agreement; or
(d)	required to be disclosed by law, including in the case of the NRC, the Access to Information Act of Canada, provided that the NRC first provides the Licensee with notice of such requirements and of its intent to disclose the information.

Notwithstanding the foregoing, the NRC may disclose the particulars of this Agreement to others of its officers and employees for internal administrative and business purposes, to the extent that such disclosure does not result in a public release of Licensee’s confidential information.

6.3	If Confidentiality is Lost: This Agreement remains in effect regardless of any loss of confidentiality of the NRC Technology at any time for any reason, although each party retains the right to terminate this Agreement for a breach by the other Party.

6.4	Authorized Disclosure. Notwithstanding the limitations in this Article 6, either Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) complying with applicable laws or regulations or valid court orders, provided that the Party making such disclosure provides the other Party with reasonable prior written notice of such request or demand for disclosure and makes a reasonable effort to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the terms and conditions of this Agreement be used only for the purposes for which the law or regulation required, or for which the order was issued;

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(b) to regulatory authorities in order to seek or obtain approval to conduct clinical trials, or to gain regulatory approval, of Products, provided that the Party making such disclosure (i) provides the other Party with reasonable opportunity to review any such disclosure in advance and to suggest redactions or other means of limiting the disclosure of such other Party’s Confidential Information and (ii) does not unreasonably reject any such suggestions;

(c) subject to Section 13.6 of this Agreement, disclosure to investors and potential investors, acquirers, or merger candidates who agree to maintain the confidentiality of such information, provided that such disclosure is used solely for the purpose of evaluating such investment, acquisition, or merger (as the case may be);

(d) disclosure on a need-to-know basis to Affiliates, sublicensees (subject to Section 2.4 of this Agreement), employees, Consultants, Principal Investigators and Contractors who agree to be bound by obligations of confidentiality and non-use not less strict than the terms of this Agreement .

7.	DILIGENT EXPLOITATION

7.1	Requiring Diligence: The licence granted by this Agreement is conditional upon diligent exploitation of the rights granted to the Licensee, in a manner likely to satisfy the demand for the Products and Services in relation to all reasonable applications within the authorized field of use, and to adequately serve the Licensee’s customers, throughout the world. If the NRC suspects a lack of diligence, the NRC will give written notice to the Licensee, inviting the Licensee to explain to the satisfaction of the NRC, in writing within six (6) months, why the level of exploitation should be considered satisfactory. Diligence will be judged without regard to royalties or minimum royalties paid. The NRC reserves the right to find a lack of diligence after the six-month notice and after having studied any response made by the Licensee, and this decision shall be conclusive, subject only to the dispute resolution provisions of this Agreement.

7.2	Consequence of Lack of Diligence: On a country-by-country basis, when the NRC finds a lack of diligence in accordance with the preceding paragraph, the NRC has the right to exercise one or more of the following recourses:

(a)	convert any exclusivity to non-exclusivity;
(b)	terminate the licence; or
(c)	modify the field of use.

The NRC shall not exercise rights under this Article 7.2 before the second anniversary of the Effective Date, but the NRC’s demand for justification can be made earlier.

7.3	Multiple Occurrences: The procedure for challenging diligence, and the consequences, may be invoked more than once.

8.	USE OF the NRC’S NAME

8.1	Authorized Use: The NRC hereby authorizes the Licensee, and the Licensee agrees to take all reasonable opportunities, such as in sales literature or press releases, to acknowledge the NRC as the source of the NRC Technology; but not so as to imply, in any such acknowledgement, that the NRC endorses or approves any Product or Service offered for Sale by the Licensee. Upon request, the Licensee shall provide the NRC with copies of the Licensee’s written communications containing references to the NRC.

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8.2	Control of Use: The NRC reserves the right, in its sole discretion, to control any unauthorized use of its name and may notify the Licensee that it must immediately cease any such use of the name, including any abbreviations, words, or images that imply an association with the NRC. Upon receipt of such notification, the Licensee must use its best efforts to withdraw from circulation any written material that represents an unauthorized use.

9.	WARRANTIES, INDEMNITIES AND INSURANCE

9.1	Representation and Warranty of Licensing Rights: The NRC represents and warrants that it has not previously granted any rights that would conflict with the rights granted to the Licensee by this Agreement. The NRC also warrants that it is either the current owner or licensee (with power to sub-license) of the NRC Technology.

9.2	No Implied Warranties: Except for representations, warranties or conditions expressly made in this Agreement, the NRC Technology is supplied and licensed on a “as is” basis, and there are no representations, warranties or conditions, express or implied by statute, including without limitation any with respect to:

(a)	market readiness, merchantability, or fitness for any use or purpose;
(b)	compliance with regulatory requirements;
(c)	operational state, character, quality, or freedom from defects;
(d)	validity of Patents; and
(e)	non-infringement of rights of third parties under present or future patents.

For clarity, it is the responsibility of the Licensee to undertake risk analysis related to the NRC Technology and its use.

9.3	No Contestation of Validity: The Licensee acknowledges the validity of the Patents and copyright, if any, licensed hereunder and agrees not to contest such validity during the life of this Agreement, either directly or indirectly by assisting other parties.

9.4	Limited Damages: The NRC shall not be liable, in any event, for consequential or incidental damages; or loss of income, arising from the possession or use of anything licensed or conveyed pursuant to this Agreement.

9.5	Improper Conduct: The Licensee represents and warrants:

(a)	that the following individuals shall not derive a direct benefit from this Agreement:

	(i)	a current or former public office holder who is not in compliance with the Conflict of Interest Act,2006,c.9 s2;
	(ii)	a current or former Member of the House of Commons that is not in compliance with the Conflict of Interest Code for Members of the House of Commons;
	(iii)	a current or former public servant who is not in compliance with the Values and Ethics Code for the Public Sector; or
	(iv)	a current or former public servant who is not in compliance with the NRC’s Conflict of Interest Policy;

(b)	that its Directors, officers, employees or agents, has made no material misrepresentation, whether by omission or commission, with a view to influencing the entry into this Agreement or the administration of this Agreement;

(c)	that no bribe, gift, reward, benefit or other inducement has been or will be paid, given, promised or offered directly or indirectly to any federal government official or employee or to any family member of such a person; and

(d)	that it has not directly or indirectly paid or agreed to pay and that it will not directly or indirectly pay a contingency fee for the solicitation, negotiation or obtaining of this Agreement to any person, other than an employee acting in the normal course of the employee’s duties, and for the purpose of this paragraph 9.5(d) a contingency fee means any payment or other compensation that depends or is calculated based on the degree of success in soliciting, negotiating or obtaining this Agreement and “person” includes any individual who is required to file a return with the registrar pursuant to the Lobbying Act, R.S.C.,1985,c.44 (4th Supplement) as amended.

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9.6	Indemnity: The NRC rejects all liability and responsibility relating to the consequences of using the Products or providing Services. The Licensee shall indemnify and save harmless the NRC, its employees and agents from and against, and be responsible for:

(a)	all claims, demands, losses, damages, costs including solicitor and client costs, actions, suits or proceedings brought by any third party, that are in any manner based upon, arising out of, related to, occasioned by, or attributable to:

(i) the manufacturing, distribution, shipment, offering for Sale, Sale, or use of Products, Services or the NRC Technology; and
product liability and infringement of intellectual property rights other than copyright, if any, licensed hereunder;

(b)	other costs, including extra-judicial costs, of the NRC defending any such action or proceeding, which the NRC shall have the right to defend with counsel of its choice.

This clause shall survive expiration or termination of this Agreement.

9.7	Insurance: The Licensee shall procure and maintain, at its own expense, during the term of this Agreement commercial general liability insurance that includes product liability, which insurance shall name the NRC as an additional insured [***]. The minimum amount of insurance coverage required under this Agreement shall not be construed as a limit of liability. The Licensee shall provide to the NRC, within 30 days of execution of this Agreement, satisfactory evidence of such insurance, either in the form of a certificate or letter of insurance.

10.	INFRINGEMENT LITIGATION

10.1	Consultation: If the Licensee receives or becomes aware of any claim or assertion by a third party that any activities by the Licensee under this Agreement constitute an infringement or other violation of a third party’s patents or other intellectual property, the Licensee shall notify the NRC and shall provide the NRC with all details relating to the allegation. The Parties shall promptly enter into discussions with the third party to determine the extent and validity of the infringement and the Parties mutually agreed course of action. Each Party will absorb its own costs of the discussions.

10.2	Negotiations: The Parties may negotiate with a third party, to obtain any additional rights required, such as may arise if a third party’s patent emerges. Each Party will absorb its own cost of negotiation. If those additional rights require payment, the Parties will negotiate for a reduction in royalties payable to the NRC, and failing agreement within sixty (60) days, either Party may invoke the arbitration procedure in this Agreement to settle the amount of the reduction of the royalty.

10.3	Legal Action Commenced by the Licensee: The Parties may agree to jointly defend or pursue litigation regarding infringement of any NRC Technology, but neither Party shall bind or commit the other Party to any course of action that involves liability for legal costs, expenses or damages. If the Parties fail to agree, within a reasonable time as to any course of action with might be jointly taken, the Licensee may commence proceedings alone, and if any amount is awarded to it by a court or paid to it as a settlement by the third party, the Licensee shall pay to the NRC royalties as specified in this Agreement on the amount of the judgment or settlement attributable to infringing sales, the excess of that amount over costs reasonably incurred by the Licensee for the litigation or settlement shall be treated as Sales Revenue of the Licensee for the purpose of calculating royalties. With respect to any amount of punitive damages awarded by the court or granted under a settlement, the Licensee shall pay to the NRC one-third thereof. If the Licensee proceeds alone in respect of such litigation, the NRC shall reasonably cooperate in any such litigation at the Licensee’s expense.

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10.4	Legal Action Commenced by the NRC: If the NRC commences proceedings alone, at its own expense, in respect of infringement of any NRC Intellectual Property Rights, the NRC shall be entitled to retain for its own account any amount of money recovered.

11.	DURATION AND TERMINATION

11.1	Expiration: This Agreement shall become effective when it has been signed by both Parties. Unless terminated or extended earlier in writing by the Parties, this Agreement shall terminate on the 20th anniversary of the Effective Date.

11.2	Termination by Either Party for Default or Breach: In the event that one Party defaults or breaches any of the provisions of this Agreement, the other Party shall have the right to terminate this Agreement by giving written notice to the defaulting Party, but this act shall not prejudice the right of a Party to recover any fee due at the time of such termination and shall not prejudice any cause of action or claim of a Party accrued or to accrue on account of any breach or default by the other Party. However, if the defaulting Party cures the breach within sixty (60) days after the notice is given, this Agreement shall continue in full force and effect.

11.3	Termination by the NRC: This Agreement, at the option of the NRC, may be terminated forthwith by the NRC if the Licensee becomes bankrupt, or insolvent, or has a receiver appointed to continue its operations, or passes a resolution for winding up.

11.4	Procedure on Termination: Upon termination the Licensee shall:

(a)	deliver a detailed statement to the NRC of the inventory of all Products then existing and not Sold by the Licensee as at that date;
(b)	retain the right to Sell Products then existing and shall pay royalties to the NRC as Products are Sold for a period of one year provided that any remaining inventory of Products shall be destroyed by the Licensee at the end of that year and proof thereof provided to the NRC;
(c)	retain the right to deliver Services for which a contractual commitment has been made before termination, for a period of one year, subject to the continued obligation to pay Royalties on the Sales Revenue for those Services; and
(d)	cease any other use of the NRC Technology unless the NRC Technology, in total, has then become part of the public domain other than through any act or omission of the Licensee.

11.5	Accrued Obligations: Termination does not release a Party from any obligations, which accrued while in this Agreement was in force or upon its termination.

12.	LAWS AND DISPUTES

12.1	Choice of Law: This Agreement shall be interpreted according to the laws of the Province of Ontario and the laws of Canada in force there.

12.2	Court: Subject to Article 12.3, for any litigation concerning this Agreement, including litigation arising from arbitration, the Parties hereby irrevocably and unconditionally attorn to the exclusive jurisdiction of the Courts of the Province of Ontario, and all courts competent to hear appeals therefrom. The Parties expressly exclude any conflict of laws rules or principles that might refer disputes under this Agreement to the laws of another jurisdiction. Despite the foregoing, if this Agreement or any aspect of it becomes a subject of judicial proceedings in the United States of America, then the Licensee irrevocably waives any and all rights it has to a trial by jury in the United States, and the Licensee agrees that the matter will be heard before a judge sitting alone, due to the nature and complexity of the NRC Technology and applicable laws.

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12.3	Dispute resolution: Disputes concerning this Agreement shall not be litigated. All disputes arising in connection with this Agreement which cannot be resolved through negotiations to the mutual satisfaction of both Parties within thirty (30) days, or such longer period as may be mutually agreed upon, may be submitted by either Party to arbitration in accordance with the Commercial Arbitration Act of Canada, R.S.C., 1985, c. 17 (2nd Supp.), as amended, and shall be subject to the following:

(a)	The Party requesting arbitration shall do so by written notice to the other Party.

(b)	The arbitration shall take place in Ottawa, Ontario before a single arbitrator to be chosen jointly by the Parties. Failing agreement of the Parties on a single arbitrator within thirty (30) days of the notice requesting arbitration, either Party may apply to a judge of a court having jurisdiction in Ottawa, Ontario for the appointment of a single arbitrator.

(c)	Each Party shall pay its own costs and an equal share of all of the costs of the arbitration and the fees of the arbitrator, except for the exceptional circumstance in which an arbitral award may require the payment of all costs by a Party who has brought a plainly frivolous dispute.

(d)	The arbitrator shall issue a written decision as soon as practicable after the conclusion of the final hearing, but in any event no later than sixty (60) days thereafter, unless that time period is extended for a fixed period by the arbitrator on written notice to each Party because of illness or other cause beyond the arbitrator’s control. The decision shall be in the form of an award made in writing and signed by the arbitrator.

(e)	The decision shall be final and binding on the Parties in accordance with the Commercial Arbitration Act of Canada.

Neither Party may request arbitration in respect of a breach of this Agreement after the fourth anniversary of the day on which the requesting Party first discovered that breach, unless the other Party has agreed in writing to extend the period.

13.	GENERAL TERMS AND CONDITIONS

13.1	Entire Agreement: This Agreement represents the entire understanding between the Parties as of the effective date hereof, and supersedes all prior communications, negotiations and agreements, written or oral, concerning the NRC Technology.

13.2	Limits of Agreement: For greater certainty, the Parties agree that this is not an assignment of ownership of copyright or of patent rights, but merely a licence. This Agreement shall not be construed as creating the relationship of principal and agent, employer and employee, partnership, or joint venture.

13.3	Amendments: This Agreement may only be amended by an agreement in writing, signed by the Parties, expressly referring to this Agreement.

13.4	Severance: If any provision in this Agreement is found, by a court or arbitration, to be wholly or partly invalid, illegal or unenforceable in any respect, the remainder of this Agreement shall remain enforceable and this Agreement shall be construed as if that provision had never existed. The request to initial each page is not a condition of this Agreement.

13.5	Waiver: Failure by a Party to assert rights arising from any default under this Agreement does not constitute a waiver. No waiver shall be effective unless in writing and no written waiver shall operate as a waiver of any subsequent default.

13.6	Assignment: This Agreement is personal to the Parties, so that neither its assignment, nor its assumption by a corporation formed by amalgamation of the Licensee with a third party is valid without the NRC’s prior written consent, provided that such approval shall not be unreasonably withheld. For the avoidance of doubts, any assignment by the Licensee, change of control, or amalgamation of the Licensee shall require obtaining the prior written consent of the NRC and satisfying all the requirements of the NRC, including but not limited to indemnity, insurance and payment terms stated in Section 3 of this Agreement.

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13.7	Force Majeure: Neither Party shall be responsible or liable to the other for failure or delay the performance of this Agreement due to war, fire, accident or other casualty, labour disturbance, act of the public enemy, act of God, or any other contingency beyond that Party’s reasonable control. In the event of applicability of this paragraph, the Party affected by such force majeure shall use its best efforts to eliminate, cure or overcome any such causes and resume performance of its obligations as soon as possible.

13.8	Notices: Any notice contemplated by this Agreement, unless a different address is subsequently notified by one Party to the other in writing, must be sent to the address stated at the beginning of this Agreement where the Parties are identified, by:

(a)	registered mail, and then it is deemed to be an effective notice five (5) days after it is sent;
(b)	courier, and then it is an effective notice only when acknowledged by an official receipt; or
(c)	by personal delivery to the office of the chief executive officer of the Party, and then it is an effective notice when acknowledged by a signature of either that person or a person with apparent authority to receive messages.

13.9	Counterpart and Facsimile Execution: This Agreement may be executed in one or more counterparts and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one valid and binding Agreement. A facsimile copy or portable document format (PDF) copy of an executed counterpart signature page will be as valid as an originally executed counterpart for purposes of signing this Agreement.

SIGNED by the Licensee at Tampa, Florida, U.S.A.

ORAGENICS INC.

Date:
Michael Sullivan CFO/Principal Executive Officer

SIGNED by the NRC at Montreal, Quebec, Canada

NATIONAL RESEARCH COUNCIL OF CANADA

Date:
Denis Bourbeau - A/Director General
Human Health Therapeutics Research Centre

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ANNEX A – Stable Cells

Stable Cells to be provided to the Licensee through the Service Provider

1)	CHO 2353 TM stable pool expressing the stabilized trimeric Wuhan spike protein antigen

2)	CHO 2353 TM stable pool expressing the stabilized trimeric South African spike protein antigen

For clarity, Additional Stable Cells could be added to the list upon obtaining the NRC’s prior written approval, satisfying all the NRC’s requirements in this respect and the payment of relevant fees as per stated in section 2.6.2 of this Agreement.

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ANNEX B – List of Contractors and Service Providers

List of Contractors

[***]

List of Service Providers

1.	Biodextris; 525 Boulevard Cartier O, Laval, QC, Canada H7V 3S8

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ANNEX C – List of Affiliates

1.	Noachis Terra, Inc.

2.	___________________________________________

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ANNEX D – List of technical documentation

To the best of NRC’s knowledge, the current list includes available documentation related to the NRC Technology that may be required for Regulatory Approval:

1-	Report 00.SR.09: Description of the GMP CHO2353 TM Cell Line
2-	CHO2353 TM Cell Line Characterization Summary Report (including CoA issued by the external laboratories) (00.SR.10)
3-	BSE/TSE Statement
4-	Certificate of conformity
5-	Product information Sheet
6-	Material Safety Data Sheet for the CHO2353 TM Cell Line
7-	Batch records for pDNA manufacture including supporting source documentation
8-	Batch Release Check-List

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THIS IS AN AMENDING AGREEMENT

BETWEEN:	NATIONAL RESEARCH COUNCIL OF CANADA	(called “NRC”)

a Departmental Corporation”

forming part of the Government of Canada, which corporation was created by Act of Parliament, R.S.C. 1985, c. N-15 whose head office address is: 1200 Montreal Road, Ottawa, Ontario K1A 0R6 Canada

Human Health Therapeutics (HHT) Research Centre located at: 6100 Royalmount Avenue, Montreal, Quebec H4P 2R2 Canada

Scientific contact: Yves Durocher – Email: yves.durocher@cnrc-nrc.gc.ca

Business contact: Alexandre Serrano – Email: alexandre.serrano@cnrc-nrc.gc.ca

AND:	ORAGENICS, INC.	(called the “Licensee”)

a corporation under the laws of the state of Florida, the United States of America whose address is: 4902 Eisenhower Boulevard – Suite 125- Tampa, Florida, 33634, U.S.A.

Contact: Michael Sullivan – Email: msullivan@oragenics.com

(Hereinafter jointly referred to as “the Parties” and each, a “Party”)

WHEREAS the Parties entered into a Technology License Agreement signed by NRC on July 26, 2021 [NRC ref. # A-0039781] (called the “Original Agreement”) by which NRC granted a licence for internal R&D and Commercial purposes to the Licensee for the NRC Technology described as: CHO 2353 TM Cell Lines.

IN CONSIDERATION of the mutual covenants hereunder, the Parties agree as follows:

1.	The Agreements shall be read with the amended terms stated below. With respect to all other terms, the Parties confirm the Original Agreement.
2.	With reference to Annex A – Stable Cells of the Original Agreement, it is complemented and replaced with the Annex A – Stable Cells enclosed in the present Amendment
3.	Expiry date remains the same, i.e., July 26, 2041.
4.	This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one valid and binding Agreement. A portable document format (PDF) copy of an executed counterpart signature page will be as valid as an originally executed counterpart for purposes of signing this Agreement.

SIGNED by the Licensee at Tampa, Florida, U.S.A.

ORAGENICS, INC.

Date:	Per:
Michael Sullivan, CFO/Principal Executive Officer

SIGNED by NRC at Ottawa, Ontario, Canada
NATIONAL RESEARCH COUNCIL OF CANADA

Date:	Per:
Lakshmi Krishnan, - Director General
Human Health Therapeutics Research Cent

Amendment one to Technology License Agreement
BUSINESS CONFIDENTIAL – PROTECTED B

AMENDED ANNEX A – Stable

Cells

Stable Cells to be provided to the Licensee through the Service Provider

1)	CHO 2353 TM stable pool expressing the stabilized trimeric Wuhan spike protein antigen
2)	CHO 2353 TM stable pool expressing the stabilized trimeric South African spike protein antigen
3)	CHO 2353 TM stable pool expressing the stabilized trimeric DELTA Variant spike protein antigen

For clarity, Additional Stable Cells could be added to the list upon obtaining the NRC’s prior written approval, satisfying all the NRC’s requirements in this respect and the payment of relevant fees as per stated in section 2.6.2 of the Original Agreement.

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